EXHIBIT 99.4

Press Release dated September 21, 2000, of Darden Restaurants, Inc.

                    DARDEN RESTAURANTS PROMOTES LAURIE BURNS
                      TO SENIOR VICE PRESIDENT, DEVELOPMENT

ORLANDO, FL - Laurie Burns has been promoted to Senior Vice President, Development for Darden Restaurants, Inc., and has been named a corporate officer, joining the company's Executive Management Team. She previously served as Vice President, Development for Red Lobster, one of Darden's casual dining restaurant brands. The company also owns and operates the Olive Garden, Bahama Breeze and Smokey Bones brands.

Reporting to Darden Chairman and CEO Joe Lee, Burns will lead the critical areas of Real Estate, Market Development, Asset Management, Restaurant Remodels, Facilities and Property Services for all of Darden Restaurants. In addition, Red Lobster Development will continue to report to Burns until her successor is named.

"This promotion reflects Laurie's outstanding contributions to Red Lobster for all development activities, including Market Development, Real Estate, Design and Construction, the Bar Remodel Program, the revitalization effort in target markets and quality facilities maintenance," said Lee. "Laurie and her team lived the promise for Red Lobster, achieving all new and remodeled opening goals and delivering 85 bar remodels.

"She's a proven leader and her wealth of experience in restaurant development makes her perfectly suited to work closely with our company presidents to accelerate the development of better sites, state-of-the-art design and prototypes at favorable costs. These areas are especially important as we start to more aggressively grow our brands and remodel more existing restaurants," Lee added.

Burns has nearly 15 years of experience in all phases of development. She joined Red Lobster in 1999 from Homestead Village, an extended-stay hotel company. Prior to that she was Director of Real Estate for Apple South for two years and spent eight years in various development positions at Taco Bell.

Darden Restaurants, in Orlando, FL, is the world's largest casual dining company, with 1,138 restaurants operating under the Red Lobster, Olive Garden, Bahama Breeze and Smokey Bones brands, and annual sales of over $3.7 billion.


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